NEWS FOR IMMEDIATE RELEASE

April 22, 2009                                                                                        For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces First Quarter 2009 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the first quarter ended March 31, 2009.

Net income, after payment of TARP dividends, for the three months ended March 31, 2009 was $4.4 million, while diluted earnings per common share were $0.17, as compared to $9.5 million or $0.36 per common share for the first quarter of 2008.  Earnings per common share for the 2009 quarter included the full effect of the TARP preferred stock dividend of $1.1 million.  First quarter results were impacted primarily by a higher provision for loan losses due to an increased level of nonperforming loans, in addition to the preferred stock payment, higher FDIC insurance costs, higher health care and merger related expenses.

On March 27, 2009 WesBanco completed the purchase of all five of AmTrust Bank’s Columbus, Ohio branches.  As part of the agreement, WesBanco assumed all of the deposit liabilities approximating $600 million, paid a deposit premium of approximately $20.4 million and purchased, or assumed the leases of, the related fixed assets of the branches.  WesBanco did not acquire loans as part of the transaction, and will operate the acquired branches under the WesBanco Bank name.

Mr. Limbert commented, “the challenging economic environment has affected many aspects of banking, but a reduction in the loan loss provision as compared to the fourth quarter while continuing to build reserves, and a reduction in net charge-offs, have helped us to limit the downside by virtue of our overall lending standards and the diversification of our lending portfolio.  Meanwhile, we are focused on maintaining the quality of new loans, while still helping our customers to meet their needs in the communities we operate in throughout West Virginia, Ohio and Western Pennsylvania.  We were also encouraged by our improving expense control results in the first quarter, which should assist the Company when the economy begins to improve.”  Mr. Limbert further remarked, “the AmTrust branch purchase will also provide opportunities by increasing WesBanco’s core funding while maintaining a strong capital position, with a top ten ranking in deposit share in the Columbus market.  The additional five branches join the eight other Columbus area branches already owned by the bank, and greatly enhance our ability to serve customers in the market.”

WesBanco Announces First Quarter 2009 Results                                                                Page 2

Highlights for the first quarter of 2009 include the following:

•
Net interest income for the first quarter decreased 1.6% due to a 5 basis point decrease in the net interest margin to 3.47%, and a small decrease in average earning assets. Lower interest rates reduced the cost of funds by 96 basis points in the 2009 quarter, but the yield on earning assets declined at a slightly faster pace, primarily due to the repricing of loans and taxable securities and the reversal of interest income related to the increase in nonperforming loans.  Lower interest rates over the past 18 months have generally reduced interest income at a slower pace than the effect on interest bearing liabilities, but as the lower rates continue and deposit rate floors begin to impact WesBanco, repricing of assets is having a larger impact.  The margin benefited in the 2009 quarter from a 6.3% increase in average non-interest bearing deposit balances, as compared to the first quarter of 2008, the result of prior marketing campaigns focused on checking account products.  The slight decline in total earning assets is primarily due to continued strategic decreases in residential real estate loans through the sale of most originations, while the increase in investments and other short term funds is related to the investment of the proceeds from the branch acquisition towards the end of the quarter.  In addition, the increase in deposits from the branch acquisition reduced the loan to deposit ratio from 103% at December 31, 2008 to 85% at March 31, 2009.

•
Non-interest income decreased $2.7 million or 17.6% from the first quarter of 2008. The major factors responsible for the decline were lower trust fee income of $0.8 million as a result of decreasing managed asset values and estate fees, a $0.4 million decrease in service fees on deposits due to lower overdraft fees, and a noncash impairment charge of $0.4 million recognized on mortgage servicing rights, partially offset by an increase in overall mortgage banking income due to increased mortgage refinancing fees from the lower interest rate environment. Securities brokerage and insurance fees were also lower by $0.2 million from the prior year, securities gains declined $0.4 million and other banking fees declined by $0.2 million.

•
The provision for credit losses in the first quarter of 2009 decreased $5.5 million from the fourth quarter of 2008, but increased $4.1 million over the 2008 first quarter, to $9.6 million.  The decrease in the provision from the fourth quarter is primarily due to a 41.0% decrease in net charge offs, partially offset by a $24.2 million increase in non-accrual loans and a $10.0 million increase in renegotiated loans and their resulting impact on the estimation of the loan loss reserve.  The increase in non-accrual loans is the result of approximately $17.6 million of commercial real estate loans and approximately $7.2 million of residential real estate loans being placed on non-accrual during the first quarter.  The increase in non-accrual commercial real estate loans consists of loans for several different types of properties primarily in the Ohio metropolitan markets due to diminished repayment capacity of the borrowers.  The increase in non-accrual residential real estate loans is the result of placing a number of such loans that are 90 days or more past due on non-accrual even though the current value of their collateral is generally sufficient to secure the loans.  Non-accrual loans were comprised of 70.7% from commercial real estate, 12.7% from commercial and industrial and the remainder from residential real estate and other consumer lines.  The increase in renegotiated loans is primarily attributable to a $7.3 million commercial real estate loan secured by a hotel and modifications of terms on residential real estate loans as an alternative to foreclosure.  The allowance for loan losses provided coverage of 77% of non performing loans at March 31, 2009, however the $54.2 million allowance represented 238% of trailing twelve months’ net charge-offs and 266% of annualized first quarter net charge-offs.

WesBanco Announces First Quarter 2009 Results                                                                Page 3

The provision exceeded net charge offs by $4.4 million in the first quarter of 2009 representing 187% of net charge offs, while the allowance for loan losses as a percent of total loans increased from 1.38% as of December 31, 2008 to 1.52% at March 31, 2009.  This additional provision is a reflection of deteriorating economic conditions adversely impacting our market areas which have caused increases in non-performing assets and loan delinquencies.  Economic conditions have generally worsened since the first quarter of 2008 and were exacerbated more recently by a sharp increase in unemployment in nearly all of WesBanco’s markets, record declines in the equity markets, and declining real estate values, particularly in our Ohio metropolitan markets.  For the first quarter of 2009, net charge offs were 0.57% of average loans, as compared to 0.96% for the fourth quarter of 2008.  Non-performing loans as a percent of total loans were 1.97% at March 31, 2009 as compared to 1.01% at December 31, 2008; however, loans past due 90 days and accruing interest or more decreased to $5.7 million or 0.16% of total loans as compared to $18.8 million or 0.52% at December 31, 2008.

•
WesBanco has improved and effectively controlled costs since the late 2007 Oak Hill acquisition, and as a result, total non-interest expense in the first quarter decreased 5.0% or $1.8 million from the first quarter of 2008.  The combined decreases in salaries and benefits, net occupancy, marketing, and merger and restructuring expenses represented a $2.1 million cost reduction from the 2008 first quarter which was partially offset by a $0.6 million increase in other expenses, primarily due to the increased cost associated with FDIC insurance, which was up $1.1 million in the first quarter.  The 2008 expenses included the cost of operating two separate bank charters and back offices through April, 2008, and heavier marketing spending to establish name identity in the former Oak Hill banking markets.  Excluding the former AmTrust employees who joined us on March 27, 2009, full time equivalent employees decreased 7.5% from 1,566 at March 31, 2008 to 1,448 at March 31, 2009.

•
Total investments increased $398.4 million or 42.6% from December 31, 2008 due primarily to the AmTrust Acquisition.  The acquired funds are being invested in agency, mortgage-backed agency securities, and money market funds which invest at least 80% in federal government obligations.  WesBanco’s portfolio is primarily comprised of agency, mortgage-backed agency securities and rated, insured state and municipal securities. Net unrealized gains on the available-for-sale portfolio increased from $17.9 million at December 31, 2008 to $22.9 million at March 31, 2009.

•
Total portfolio loans at March 31, 2009 decreased 0.9% compared to December 31, 2008, as WesBanco continues its focus on maintaining asset yield and credit quality, and as a result, certain consumer indirect loans are decreasing while the Bank continues its strategy of reducing existing fixed rate residential mortgage loans and selling into the secondary market most residential mortgage loan originations. However, commercial loans increased 2.2% over the last year, primarily from commercial real estate loans from our newer Ohio-based markets.

•
Deposits at March 31, 2009 increased $701.8 million or 20.0% compared to December 31, 2008 primarily due to the AmTrust branch acquisition which provided approximately $600 million of additional deposits.  The increase was primarily in certificates of deposit and money market accounts.  Money market accounts and certificates of deposit acquired through the branch acquisition were $126.1 million and $381.7 million respectively.  In addition to the branch acquisition, deposits increased in nearly all categories totaling approximately $100 million as lower market interest rates improved opportunities to acquire reasonably priced deposits through our branch network and through the national Certificate of Deposit Account Registry Services (CDARS®) program.

WesBanco Announces First Quarter 2009 Results                                                                Page 4

•
At March 31, 2009, FHLB borrowings decreased 1.4% from December 31, 2008 and increased $125.6 million or 27.1% from March 31, 2008 to $588.5 million. The average cost of FHLB borrowings in the first quarter of 2009 was 3.85%, as compared to 4.07% for the first quarter of 2008.  Throughout 2008 and 2009, the Bank continued to manage deposit rates, particularly in markets where larger banks were aggressively pursuing higher cost CD’s and MMDA’s, and used more reasonably priced wholesale term borrowings as part of a strategy to improve net interest margin in 2008. The shift to a more liquid balance sheet with the recent branch deposit acquisition should provide opportunities to reduce short-term borrowings as they mature.

•
The provision for income taxes decreased $1.5 million in 2009 due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2009 the effective tax rate decreased to 12.1% as compared to 19.2% in the first quarter of 2008, due primarily to a higher percentage of tax-exempt income to total income.

•
WesBanco continues to post strong regulatory capital ratios of 9.71% tier I leverage capital ratio, 12.18% tier I risk-based capital ratio, and 13.44% total risk-based capital ratio, all of which are considerably above the “well capitalized” standards promulgated by bank regulators.  Total tangible equity to tangible assets was 6.68% at March 31, 2009 as compared to 7.90% at December 31, 2008.  This decrease was primarily due to the acquisition of AmTrust.

WesBanco is a multi-state bank holding company with total assets of approximately $5.9 billion, operating through 114 branch locations and 143 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual report on Form 10-K filed with the SEC under Part I, Item 1A. Risk Factors.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights			Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
Statement of income	2009	2008	% Change
Interest income	$ 63,201	$ 74,781	(15.49%)
Interest expense	25,074	36,037	(30.42%)
Net interest income	38,127	38,744	(1.59%)
Provision for credit losses	9,550	5,425	76.04%
Net interest income after provision for
credit losses	28,577	33,319	(14.23%)
Non-interest income
Trust fees	3,353	4,124	(18.70%)
Service charges on deposits	5,217	5,603	(6.89%)
Bank-owned life insurance	892	860	3.72%
Net securities gains/(losses)	142	506	(71.94%)
Net gains on sales of mortgage loans	488	56	771.43%
Other income	2,344	3,946	(40.60%)
Total non-interest income	12,436	15,095	(17.62%)
Non-interest expense
Salaries and employee benefits	17,874	18,566	(3.73%)
Net occupancy	2,744	3,088	(11.14%)
Equipment	2,542	2,584	(1.63%)
Amortization of intangible assets	698	1,014	(31.16%)
Marketing expense	756	1,169	(35.33%)
Merger and restructuring expenses	429	1,049	(59.10%)
Other operating expenses	9,769	9,190	6.30%
Total non-interest expense	34,812	36,660	(5.04%)
Income before provision for income taxes	6,201	11,754	(47.24%)
Provision for income taxes	752	2,251	(66.59%)
Net income	$ 5,449	$ 9,503	(42.66%)
Preferred dividends	1,055	-	100.00%
Net Income available to Common Shareholders	$ 4,394	$ 9,503	(53.76%)

Taxable equivalent net interest income	$ 40,019	$ 40,790	(1.89%)

Per common share data
Net income available per common share - basic	$ 0.17	$ 0.36	(52.78%)
Net income available per common share - diluted	$ 0.17	$ 0.36	(52.78%)
Dividends declared	$ 0.28	$ 0.28	0.00%
Book value (period end)	$ 24.85	$ 22.15	12.20%
Tangible book value (period end)	$ 14.00	$ 11.81	18.55%
Tangible common book value (period end)	$ 11.27	$ 11.81	(4.54%)
Average common shares outstanding - basic	26,561,490	26,547,073	0.05%
Average common shares outstanding - diluted	26,563,945	26,556,104	0.03%
Period end common shares outstanding	26,567,653	26,547,073	0.08%
Period end preferred shares outstanding	75,000	-	100.00%

Selected ratios
Return on average assets	0.34%	0.72%	(52.92%)
Return on average equity	2.68%	6.55%	(59.04%)
Return on average common equity	3.01%	6.55%	(54.03%)
Return on average tangible common equity	5.51%	12.47%	(55.77%)
Yield on earning assets (1)	5.65%	6.64%	(14.91%)
Cost of interest bearing liabilities	2.52%	3.48%	(27.59%)
Net interest spread (1)	3.13%	3.16%	(0.95%)
Net interest margin (1)	3.47%	3.52%	(1.42%)
Efficiency (1)	66.37%	65.60%	1.17%
Average loans to average deposits	99.94%	96.74%	3.31%
Annualized net loan charge-offs/average loans	0.57%	0.39%	47.43%
Effective income tax rate	12.13%	19.15%	(36.67%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	March 31,			December 31,	March 31, 2009
Assets	2009	2008	% Change	2008	to Dec. 31, 2008
Cash and due from banks	$ 85,932	$ 117,716	(27.00)%	$ 76,025	13.03%
Due from banks - interest bearing	300,984	3,960	7,500.61	65,145	362.02
Fed Funds sold	-	28,024	(100.00)	-	-
Securities	1,333,977	915,360	45.73	935,588	42.58

Loans held for sale	6,945	40,005	(82.64)	3,874	79.27
Portfolio Loans:
Commercial and commercial real estate	2,229,395	2,180,514	2.24	2,209,925	0.88
Residential real estate	817,709	934,677	(12.51)	856,999	(4.58)
Consumer and home equity	526,645	549,779	(4.21)	537,385	(2.00)
Total portfolio loans	3,573,749	3,664,970	(2.49)	3,604,309	(0.85)
Allowance for loan losses	(54,252)	(40,234)	34.84	(49,803)	8.93
Net portfolio loans	3,519,497	3,624,736	(2.90)	3,554,506	(0.98)
Premises and equipment, net	93,497	95,759	(2.36)	93,693	(0.21)
Accrued interest receivable	21,788	23,274	(6.38)	19,966	9.13
Goodwill and other intangible assets, net	288,332	274,508	5.04	267,883	7.63
Bank-owned life insurance	102,115	99,166	2.97	101,229	0.88
Other assets	106,009	80,276	32.06	104,132	1.80
Total Assets	$ 5,859,076	$ 5,302,784	10.49%	$ 5,222,041	12.20%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 511,398	$ 513,057	(0.32)%	$ 486,752	5.06%
Interest bearing demand deposits	447,695	425,790	5.14	429,414	4.26
Money market accounts	636,228	586,061	8.56	479,256	32.75
Savings deposits	485,583	446,878	8.66	423,830	14.57
Certificates of deposit	2,124,789	1,867,016	13.81	1,684,664	26.13
Total deposits	4,205,693	3,838,802	9.56	3,503,916	20.03
Federal Home Loan Bank borrowings	588,467	462,857	27.14	596,890	(1.41)
Short-term borrowings	227,089	261,136	(13.04)	297,805	(23.75)
Junior subordinated debt	111,131	111,049	0.07	111,110	0.02
Accrued interest payable	13,163	12,429	5.91	10,492	25.46
Other liabilities	53,332	28,562	86.72	42,457	25.61
Shareholders' equity (1)	660,201	587,949	12.29	659,371	0.13
Total Liabilities and Shareholders' Equity	$ 5,859,076	$ 5,302,784	10.49%	$ 5,222,041	12.20%

Average balance sheet and
net interest margin analysis	Three months ended March 31,
	2009		2008
	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 35,902	0.01%	$ 2,459	3.13%
Loans, net of unearned income	3,598,710	5.87%	3,720,600	6.90%
Securities:
Taxable	653,516	4.60%	544,974	5.33%
Tax-exempt	328,275	6.59%	355,140	6.58%
Total securities	981,791	5.27%	900,114	5.81%
Federal funds sold	8,356	0.24%	31,337	2.82%
Other earning assets (2)	32,341	1.30%	28,842	2.86%
Total earning assets	4,657,100	5.65%	4,683,352	6.64%
Other assets	599,712		636,291
Total Assets	$ 5,256,812		$ 5,319,643

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 432,378	0.61%	$ 415,603	2.06%
Money market accounts	484,425	1.04%	595,863	1.62%
Savings deposits	432,432	0.50%	442,185	0.91%
Certificates of deposit	1,736,511	3.13%	1,907,753	4.57%
Total interest bearing deposits	3,085,746	2.08%	3,361,404	3.25%
Federal Home Loan Bank borrowings	593,244	3.85%	452,337	4.07%
Short-term borrowings	238,070	3.52%	280,738	3.85%
Junior subordinated debt	111,121	5.62%	111,025	6.82%
Total interest bearing liabilities	4,028,181	2.52%	4,205,504	3.48%
Non-interest bearing demand deposits	514,973		484,410
Other liabilities	49,381		46,447
Shareholders' equity	664,277		583,282

Total Liabilities and Shareholders' Equity	$ 5,256,812		$ 5,319,643

Taxable equivalent net interest spread		3.13%		3.16%
Taxable equivalent net interest margin		3.47%		3.52%

(1) Shareholders equity at March 31, 2009, and December 31, 2008 includes preferred stock and warrants issued to the U.S. Treasury in the total amount of $75.1 million and $75.0 million, respectively.
(2) Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Mar. 31,	Dec. 31	Sept. 30,	June 30,	Mar 31,
Statement of income	2009	2008	2008	2008	2008
Interest income	$ 63,201	$ 67,722	$ 68,675	$ 70,588	$ 74,781
Interest expense	25,074	26,875	28,388	29,929	36,037
Net interest income	38,127	40,847	40,287	40,659	38,744
Provision for credit losses	9,550	15,044	6,457	5,723	5,425
Net interest income after provision for
credit losses	28,577	25,803	33,830	34,936	33,319
Non-interest income
Trust fees	3,353	3,181	3,639	3,939	4,124
Service charges on deposits	5,217	6,083	6,280	6,020	5,603
Bank-owned life insurance	892	1,111	934	902	860
Net securities gains	142	374	276	400	506
Net gains on sales of mortgage loans	488	535	595	408	56
Other income	2,344	1,206	3,246	3,122	3,946
Total non-interest income	12,436	12,490	14,970	14,791	15,095
Non-interest expense
Salaries and employee benefits	17,874	17,292	18,042	18,223	18,566
Net occupancy	2,744	2,428	2,511	2,435	3,088
Equipment	2,542	2,782	2,739	2,862	2,584
Core deposit intangibles	698	939	950	908	1,014
Marketing expense	756	1,210	2,078	1,211	1,169
Merger and restructuring expenses	429	701	539	1,656	1,049
Other operating expenses	9,769	8,377	9,306	8,775	9,190
Total non-interest expense	34,812	33,729	36,165	36,070	36,660
Income before provision for income taxes	6,201	4,564	12,635	13,657	11,754
Provision for income taxes	752	(1,257)	1,126	2,373	2,251
Net income	$ 5,449	$ 5,821	$ 11,509	$ 11,284	$ 9,503
Preferred dividends	1,055	293	-	-	-
Net Income available to Common Shareholders	$ 4,394	$ 5,528	$ 11,509	$ 11,284	$ 9,503

Taxable equivalent net interest income	$ 40,019	$ 42,792	$ 42,220	$ 42,557	$ 40,790

Per common share data
Net income per common share - basic	$ 0.17	$ 0.21	$ 0.43	$ 0.42	$ 0.36
Net income per common share - diluted	$ 0.17	$ 0.21	$ 0.43	$ 0.42	$ 0.36
Dividends declared	$ 0.28	$ 0.28	$ 0.28	$ 0.28	$ 0.28
Book value (period end)	$ 24.85	$ 24.82	$ 22.04	$ 21.98	$ 22.15
Tangible book value (period end)	$ 14.00	$ 14.74	$ 11.91	$ 11.79	$ 11.81
Tangible common book value (period end)	$ 11.27	$ 12.02	$ 11.91	$ 11.79	$ 11.81
Average common shares outstanding - basic	26,561,490	26,560,889	26,550,318	26,547,498	26,547,073
Average common shares outstanding - diluted	26,563,945	26,579,724	26,561,874	26,553,724	26,556,104
Period end common shares outstanding	26,567,653	26,560,889	26,560,889	26,547,697	26,547,073
Period end preferred shares outstanding	75,000	75,000	-	-	-
Full time equivalent employees (2)	1,448	1,501	1,519	1,539	1,566

Selected ratios
Return on average assets	0.34%	0.42%	0.88%	0.87%	0.72%
Return on average equity	2.68%	3.59%	7.78%	7.67%	6.55%
Return on average common equity	3.01%	3.72%	7.78%	7.67%	6.55%
Return on average tangible common equity	5.51%	6.80%	14.36%	14.17%	12.47%
Yield on earning assets (1)	5.65%	6.04%	6.18%	6.40%	6.64%
Cost of interest bearing liabilities	2.52%	2.65%	2.80%	2.95%	3.48%
Net interest spread (1)	3.13%	3.39%	3.38%	3.45%	3.16%
Net interest margin (1)	3.47%	3.71%	3.70%	3.75%	3.52%
Efficiency (1)	66.37%	61.01%	63.24%	62.90%	65.60%
Average loans to average deposits	99.94%	101.75%	101.25%	98.52%	96.74%
Trust Assets, market value at period end	$ 2,259,987	$ 2,400,211	$ 2,732,514	$ 2,921,768	$ 2,951,052

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) Excludes AmTrust emplyees which were acquired on 3/27/09.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Asset quality data	2009	2008	2008	2008	2008
Non-performing assets:
Non-accrual loans	$ 55,959	$ 31,737	$ 34,384	$ 29,660	$ 26,530
Renegotiated loans	14,580	4,559	-	-	-
Total non-performing loans	70,539	36,296	34,384	29,660	26,530
Other real estate and repossessed assets	2,754	2,554	2,800	2,751	3,457
Total non-performing assets	$ 73,293	$ 38,850	$ 37,184	$ 32,411	$ 29,987
Loans past due 90 days or more and accruing	5,655	18,810	12,274	15,213	14,000
Total non-performing assets and loans past due
90 days or more	$ 78,948	$ 57,660	$ 49,458	$ 47,624	$ 43,987

Loans past due 90 days or more and
accruing / total loans	0.16%	0.52%	0.34%	0.41%	0.39%
Non-performing loans/total loans	1.97%	1.01%	0.96%	0.82%	0.72%
Non-performing loans and loans past due 90
days or more/total loans	2.13%	1.53%	1.30%	1.23%	1.11%

Non-performing assets/total loans, other
real estate and repossessed assets	2.05%	1.08%	1.03%	0.89%	0.82%

Allowance for loan losses
Allowance for loan losses	$ 54,252	$ 49,803	$ 43,480	$ 41,852	$ 40,234
Provision for loan losses	9,550	15,000	6,549	5,700	5,275
Net loan charge-offs	5,102	8,652	4,947	4,087	3,584
Annualized net loan charge-offs /average loans	0.57%	0.96%	0.55%	0.45%	0.39%
Allowance for loan losses/total loans	1.52%	1.38%	1.21%	1.15%	1.10%
Allowance for loan losses/non-performing loans	0.77	x	1.37	x	1.26	x	1.41	x	1.52	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.71	x	0.90	x	0.93	x	0.93	x	0.99	x

Quarter Ended
Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
2009	2008	2008	2008	2008
Capital ratios
Tier I leverage capital	9.71%	10.27%	8.82%	8.63%	8.30%
Tier I risk-based capital	12.19%	13.21%	11.44%	11.17%	10.87%
Total risk-based capital	13.44%	14.46%	12.59%	12.28%	11.93%
Shareholders' equity to assets	12.64%	11.82%	11.37%	11.34%	10.96%
Tangible equity to tangible assets (1)	6.68%	7.90%	6.48%	6.29%	6.23%
Tangible common equity to tangible assets (1)	5.38%	6.44%	6.48%	6.29%	6.23%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. Tangible common equity also excludes preferred stock, net of discount. The calculation is based on period end balances.